Teavana Holdings, Inc. Announces Second Quarter Fiscal 2012 Financial Results

Atlanta, Georgia - September 4, 2012 - Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the second quarter fiscal 2012 period ended July 29, 2012.

Highlights for the second quarter:

  Net sales increased by 38% to $43.1 million from $31.3 million in the second quarter of fiscal 2011. Net sales for the quarter includes $2.0 million of net sales from the 46 Teaopia stores acquired on June 11, 2012.
  The Company opened 15 new stores and acquired 46 Teaopia stores to end the period with 284 company-owned stores. This represents an increase of 59%, or 105 stores, from the 179 stores at the end of the second quarter of fiscal 2011.
  Comparable sales increased by 3.5%. Comparable sales include e-commerce and exclude the acquired Teaopia stores.
  Income from operations, which includes a loss from Teaopia of $2.0 million, was $0.0 million compared to $2.3 million in the second quarter of fiscal 2011. The Teaopia loss was driven by a $0.8 million loss from operations and $1.2 million in one-time transaction and integration expenses.
  Net loss, which includes a loss from Teaopia of $1.2 million after tax, was $0.1 million as compared to net income of $1.0 million in the second quarter of fiscal 2011. The Teaopia loss was driven by a $0.5 million after tax loss from operations and $0.7 million after tax in one-time transaction and integration expenses.
  Net loss per diluted share, which includes a loss from Teaopia of $0.03 per diluted share, was $0.00 per diluted share as compared to net income per diluted share of $0.03 in the second quarter of fiscal 2011. The Teaopia loss was driven by a $0.01 per diluted share loss from operations and $0.02 per diluted share in one-time transaction and integration expenses.

Andrew Mack, Chairman and CEO, stated: "We were pleased to have delivered another quarter with strong sales growth of 38% and earnings per share excluding Teaopia coming in at the top end of our guidance range. We were also very excited to have closed our acquisition of Teaopia, completed our search for our first VP of Marketing and opened our first store in Manhattan, which is performing extremely well. Our integration of Teaopia is well underway with numerous stores already converted to Teavana and performing ahead of expectations. Our new stores this year continue to perform above plan, and we've already opened 38 of the expected 60 new stores for this year. Finally, our VP of Marketing started with Teavana today, and we look forward to working with him to develop and roll out marketing programs that will further strengthen the Teavana brand and our engagement with customers."

Highlights for fiscal year-to-date:

  Net sales increased by 32% to $87.4 million from $66.3 million in the prior year period. Net sales includes $2.0 million of net sales from the 46 Teaopia stores acquired on June 11, 2012.
  The Company opened 38 new stores and acquired 46 Teaopia stores to end the period with 284 company-owned stores.
  Comparable sales increased by 2.5%. Comparable sales include e-commerce and exclude the acquired Teaopia stores.
  Income from operations, which includes a loss from Teaopia of $2.3 million, was $5.9 million as compared to $8.8 million in the prior year period. The Teaopia loss was driven by a $0.8 million loss from operations and $1.5 million in one-time transaction and integration expenses.
  Net income, which includes a loss from Teaopia of $1.4 million after tax, was $3.4 million as compared to $4.4 million in the prior year period. The Teaopia loss was driven by a $0.5 million after tax loss from operations and $0.9 million after tax in one-time transaction and integration expenses.
  Net income per diluted share, which includes a loss from Teaopia of $0.03 per diluted share, was $0.09 per diluted share as compared to $0.12 per diluted share in the prior year period. The Teaopia loss was driven by a $0.01 per diluted share loss from operations and $0.02 per diluted share in one-time transaction and integration expenses.

Balance sheet highlights as of July 29, 2012:

  The Company had $9.5 million in credit facility borrowings and $40.5 million of availability on the credit facility at the end of the second quarter of fiscal 2012, compared to $5.4 million in borrowings and $34.6 million of availability at the end of the second quarter of fiscal 2011.
  Inventory was $24.9 million at the end of the second quarter of fiscal 2012. Excluding Teaopia, inventory was $23.8 million as compared to $22.7 million at the end of the second quarter of fiscal 2011.

Outlook:
  For fiscal 2012, net sales including Teaopia are expected to be in the range of $222 million to $231 million based on opening 60 new stores and an increase in comparable sales, including e-commerce and excluding Teaopia, in the low single digit range. Net sales from the acquired Teaopia stores are expected to be in the range of $14 million to $16 million. Net income, including Teaopia, is expected to be in the range of $20.8 million to $21.8 million, or $0.53 to $0.55 per diluted share, based on 39.4 million shares, compared to net income of $17.8 million, or $0.46 per diluted share, based on 38.4 million shares in fiscal 2011. Teaopia is expected to reduce net income per diluted share by $0.03, driven by a neutral impact from operations and $0.03 per diluted share in one-time transaction and integration expenses.
  For the third quarter of fiscal 2012, net sales including Teaopia are expected to be in the range of $42 million to $45 million based on opening 15 new stores and an increase in comparable sales, including e-commerce and excluding Teaopia, in the low single digit range. Net sales from the acquired Teaopia stores are expected to be in the range of $3 million to $4 million. Net loss, including Teaopia, is expected to be in the range of $0.8 million to $1.2 million, or $0.02 to $0.03 per diluted share, based on 38.6 million shares, compared to net income of $0.9 million, or $0.02 per diluted share based on 39.0 million shares in fiscal 2011. Teaopia is expected to increase net loss per diluted share in the range of $0.04 to $0.05, driven by a $0.03 to $0.04 per diluted share loss from operations and $0.01 per diluted share in one-time transaction and integration expenses.

Conference Call Information:

A conference call to discuss the second quarter of fiscal 2012 financial results is scheduled for today, September 4, 2012, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 277-7112 (International (913) 312-0641) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.teavana.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 for domestic callers and (858) 384-5517 for international callers. The pin number to access the telephone replay is 8407655. The replay will be available until September 11, 2012.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 284 company-owned stores and on its website. Founded in 1997, the company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or "CARE," through its Teavana Equatrade program. For more information, visit www.teavana.com.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S., Canadian and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors in our Annual Report on Form 10-K filed with the SEC and available at www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K. Other factors that could change expected outcomes include our ability to integrate Teaopia's operations as planned and the continued performance of its locations as planned. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teavana Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
Net sales..........................................	$43,080	$31,313	$87,399	$66,253
Cost of goods sold (exclusive of depreciation shown separately below)...........................	17,874	12,186	33,769	24,637
Gross profit.......................................	25,206	19,127	53,630	41,616
Selling, general and administrative expense	23,022	15,367	43,809	30,125
Depreciation and amortization expense.......	2,166	1,428	3,945	2,703
Income from operations...........................	18	2,332	5,876	8,788
Interest expense, net...............................	132	742	203	1,431
Income before income taxes......................	(114)	1,590	5,673	7,357
Provision for income taxes........................	32	559	2,318	3,003
Net income (loss) .........	$(146)	$1,031	$3,355	$4,354

Net income (loss) per share:
Basic................................................	$(0.00)	$0.03	$0.09	$0.12
Diluted.............................................	$(0.00)	$0.03	$0.09	$0.12

Weighted average shares outstanding:
Basic................................................	38,543,881	36,761,649	38,425,786	36,755,555
Diluted.............................................	38,543,881	37,801,538	39,124,034	37,779,231

Teavana Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)
	July 29, 2012	January 29, 2012
Assets	(unaudited)
Current assets
Cash and cash equivalents................................................................	$716	$17,818
Prepaid expenses ...........................................................................	5,634	3,995
Income tax receivable......................................................................	1,441	-
Inventory .................................................................................	24,863	25,676
Other current assets........................................................................	3,163	2,175
Total current assets .........................................................................	35,817	49,664
Property and equipment, net .............................................................	59,532	42,785
Intangible assets, net .......................................................................	1,217	-
Goodwill ..................................................................................	20,584	2,394
Other non-current assets ................................................................	729	775

Total assets ....................................................................................	$117,879	$95,618

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable ........................................................................	$7,358	$3,898
Income taxes payable ....................................................................	-	1,821
Other current liabilities ...................................................................	8,423	6,847
Total current liabilities .......................................................................	15,781	12,566
Long-term liabilities
Deferred rent ...............................................................................	15,400	12,905
Deferred tax liability, non-current.........................................................	2,675	2,570
Long-term debt .............................................................................	9,531	-
Other long-term liabilities ..............................................................	748	575
Total long-term liabilities ...................................................................	28,354	16,050
Total liabilities .................................................................................	44,135	28,616

Commitments and contingencies
Stockholders' equity
Common stock, $.00003 par value; 100,000,000 shares authorized as of July 29, 2012 and January 29, 2012; 38,586,125 shares and 38,281,836 shares issued and outstanding as of July 29, 2012 and January 29, 2012, respectively.....................................................................................	1	1
Additional paid-in capital ..................................................................	279,696	276,782
Accumulated deficit ...........................................................................	(206,437)	(209,792)
Accumulated other comprehensive income...............................................	484	11
Total stockholders' equity......................................................................	73,744	67,002
Total liabilities and stockholders' equity ...................................................	$ 117,879	$95,618

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

Farah.soi@icrinc.com